Exhibit 99.1

Oracle Completes Acquisition of Sun

REDWOOD SHORES, Calif., January 27, 2010—Oracle Corporation (NASDAQ: ORCL) announced today that it had completed its acquisition of Sun Microsystems, Inc. Combination of the local entities worldwide will proceed in accordance with local laws.

Oracle will host an all-day live event, which also will be webcast for customers, partners, press and analysts today at 9:00 AM Pacific time, at its headquarters in Redwood Shores, California. Details are available at www.oracle.com/sun.

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Contact:

Karen Tillman

Oracle Corporate Communications

+1.650.607.0326

karen.tillman@oracle.com